Exhibit 23.1

March 19, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Rivulet International Inc. on Form S-1 of our audit report, dated March 13, 2009, relating to the accompanying balance sheet as of January 31, 2009 and the related statements of operations, stockholder’s equity, and cash flows from inception (November 12, 2008) through January 31, 2009, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

March 19, 2009